UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 30, 2023

HEARTCORE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41272	87-0913420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan

(Address of principal executive offices)

+81-3-6409-6966

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HTCR	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 30, 2023, the Board of Directors (the “Board”) of HeartCore Enterprises, Inc. (the “Company”) expanded the size of the Board from eight persons to nine persons, and named Heather Marie Neville to serve as a member of the Board, to fill the vacancy created by the increase in the size of the Board.

Ms. Neville, age 51, has served as Vice President of People Operations (Human Resources) at PlayStation since January 2021. From June 2019 to January 2021, she was Senior Director of People Operations (Human Resources) at StubHub, an eBay Inc. (Nasdaq: EBAY) company, and from 2018 to 2019, Ms. Neville served as Senior Director of Go-to-Market Operations at Adobe Inc. (Nasdaq: ADBE). Prior to that time, she served as Senior Director, North American Business Operations (2017-2018) and Senior Director, Head of HR operations & Chief of Staff (2015-2017) at eBay Inc. She also previously held various positions at Dell Inc. (NYSE: DELL). Ms. Neville earned a Bachelor of Arts from Ecole Superieure de Gestion in Paris, France, and a Master of Business Administration from Paris Graduate School of Management in Paris, France.

On June 1, 2023, the Company and Ms. Neville entered into a Director Agreement. The Director Agreement provides that Ms. Neville will be compensated as follows:

●	Ms. Neville will be paid the sum of $60,000 annually for her service as a director of the Company, to be paid $15,000 each calendar quarter, payable within five business days of the end of each calendar quarter, and with such amount for any partial calendar quarter being appropriately prorated.

During the term of the Director Agreement, the Company will reimburse Ms. Neville for all reasonable out-of-pocket expenses incurred by her in attending any in-person meetings, provided that Ms. Neville complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses in excess of $500) must be approved in advance by the Company.

The Director Agreement contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by Ms. Neville in connection with the performance of her duties under the Director Agreement (i.e., a “work-made-for-hire” provision).

The Director Agreement provides that, during the term (which continues as long as Ms. Neville is serving as a director of the Company), Ms. Neville is entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of her position with the Company in any capacity, in an amount not less than the highest amount available to any other director, and such coverage and protections, with respect to the various liabilities as to which Ms. Neville has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term. Any indemnification agreement entered into between the Company and Ms. Neville will continue in full force and effect in accordance with its terms following the termination of the applicable agreement.

The Director Agreement contains customary representations and warranties by Ms. Neville, relating to the Director Agreement, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

The Director Agreement is governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and for all purposes shall be construed in accordance with the laws of such state, without giving effect to the choice of law provisions of such state. The Director Agreement provides that all legal proceedings concerning the Director Agreement will be in the state and federal courts sitting in Santa Clara County, California, provided that the Director Agreement also includes a provision relating to any disputes being settled by arbitration.

The foregoing description of the Director Agreement is qualified in its entirety by reference to the Director Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Director Agreement, dated as of June 1, 2023, by and between the registrant and Heather Marie Neville.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTCORE ENTERPRISES, INC.

Dated: June 5, 2023	By:	/s/ Sumitaka Yamamoto
	Name:	Sumitaka Yamamoto
	Title:	Chief Executive Officer